Bodisen Biotech Signs 200,000 Metric Tons of New Fertilizer (Approximately $45 Million) Supply Contracts

Company Expands into China's Northwestern Xinjiang Province

NEW YORK--(BUSINESS WIRE)--June 22, 2006--Bodisen Biotech, Inc., (AMEX:BBC, London AIM:BODI, website: www.bodisen.com), the largest China based environmentally friendly bio fertilizer company, dually listed in the US and in the UK, today announced that the company has signed new product supply contracts totaling 200,000 metric tons of bio compound fertilizers (approximately $45 million) with the city government of A La Er, Xinjiang, to expand Bodisen's perations into Xinjiang, the largest agricultural province in China.

In addition, Bodisen has received income tax exemption status for all products sold in this region through 2010.

According to government statistics, Xinjiang (Xinjiang Uyghur Autonomous Region) represents 25% of China's arable land and produces 8% of the world's cotton supply. More than four times the size of the State of California and accounting for more than one-sixth of China's total territory, Xinjiang is known for its modern farming, fruits, wheat, sheep, minerals and oil. Managed by the Xinjiang Production and Construction Corps, a government agricultural monopoly, the entire Xinjiang region purchases approximately 2.3 million metric tons of compound fertilizers per year in addition to a large quantity of liquid fertilizers and pesticides.

Bodisen's CEO Karen Qiong Wang stated, "Bodisen's expansion into Xinjiang represents a successful strategic milestone to reach our previously stated financial and operational targets for 2007. This is the first time that Bodisen has established a major local presence in Xinjiang, offering a full line of agricultural solutions to the largest Chinese farming province. Bodisen has been selling liquid fertilizers and pesticides to Xinjiang for years and is therefore already very familiar with local markets. Xinjiang utilizes over 2 million metric tons of chemical fertilizers annually. With strong support from the local government, this is the first time that environmentally friendly bio fertilizers will be introduced to this market on such a large scale. Although these orders represent significant dollar value, they are still less than 10% of total local fertilizer demand. As Bodisen continues to see end user customers throughout China shifting from chemical fertilizers to environmentally friendly, higher crop yield bio compound fertilizers, Bodisen is in a position to gain new market share in China's $17 billion per year fertilizer industry. Bodisen will continue to focus on extending our product distribution channels throughout China and widen its leading position in China's fast growing environmentally friendly bio fertilizer market."

Commenting on future growth opportunities, Bodisen's President Bo Chen continued, "Xinjiang will be a major growth driver for Bodisen for years to come. The local market demand for fertilizers and pesticides exceeds $1 billion per year and Bodisen expects to gain significant market share in this new market. The local supply of fertilizer raw materials is widely available. Bodisen has sufficient funding to support such new facility expansion plans with proceeds from our London dual listing IPO. We expect to start shipping products to customers in Xinjiang by the 2007 spring planting season. We view these new orders as a very natural progression of our growth strategy, leveraging the successes we have already achieved in our existing thriving markets and product sales."

Bodisen currently has production capacity of 200,000 metric tons of environmentally friendly bio compound fertilizers. These new orders will double its current production capacity. China's agricultural industry is strongly supported by the Chinese government as the industry employs almost 70% of China's population of 1.3 billion.

About Bodisen Biotech, Inc.

A Delaware company, Bodisen is headquartered in Shaanxi, China's agricultural hub. In January 2006, Bodisen was ranked the 16th fastest growing company in China by Forbes China. The Bodisen brand is a highly recognized fertilizer brand in China. Its environmentally friendly "green" products support the mandate of the Chinese government to increase crop yields for the purpose of decreasing China's dependency on food imports. Utilizing proprietary agricultural technologies, Bodisen sells over 60 packaged products, broken down into 4 product categories: Organic Compound Fertilizer; Organic Liquid Fertilizer; Pesticides & Insecticides, and agricultural raw materials. Bodisen's organic fertilizers are government certified as "organic" and enrich soil conditions without the damaging effects associated with chemical fertilizers. Bodisen's products address grains, vegetables, and fruit crops and have been proven to increase crop yields by 10% to 35% while being environmentally friendly. Among China's population of 1.3 billion, approximately 750 million are farmers or have agriculture related jobs whose incomes depend on their crop yields. With approximately 600 (and growing) nationwide distribution centers, Bodisen has experienced rapid growth.

For more information and photos, please visit www.bodisen.com.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Contact:

The Piacente Group, Inc.
Debra Chen, 212-481-2050

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Source: Bodisen Biotech, Inc.